UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2018

Earth Science Tech Corporation

(Exact name of Registrant as Specified in its Charter)

Nevada	000-55000	80-0961484
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

8000 NW 31st Street, Unit 19

Doral, FL 33122, USA

(Address of Principal Executive Offices including Zip Code)

(305) 615-2118

(Registrant’s Telephone Number, including Area Code)

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 9, 2018 Earth Science Tech Corporation, a Nevada corporation (the “Company”) entered into a “participation agreement” with Fortune Media Group (the “Production Company”) for the production and broadcasting of a television and social media infomercial, promoting the Company’s products (the “Agreement”). Under the terms of the Agreement, the Production Company will provide a complete licensed and insured production and scriptwriting team that will consist of field production, graphics, music, voice-overs, on-camera talent (including Kevin Harrington), editing set design and lighting for taping in Southeast Florida or on-location at another site.

The Agreement provides for the production and distribution of two videos; the first is for a 60 second direct TV commercial or infomercial and the second is for a 15 second video to be used for social media. The Company will have final approval of the scripts, press releases and shot list prior to airing of the infomercials. The Production Company guarantees airing of the 60 second production at least 300 times during a twelve month period on select regional cable networks and markets, with Kevin Harington appearing in the production to introduce the Company and its products. Mr. Harrington is well known as one of the original investor panel members on the hit ABC television show “Shark Tank.” He is also the inventor of the “infomercial” and the founder of “As Seen on TV;” and has helped sell billions of dollars in products in the United States.

The Production Company will promote the Company through its integrated social media outlets and consumer engagement strategies. The Company is obligated to pay a total of $24,900 to the Production Company, with half due 30 days from the execution of the Agreement and the other half due 60 days from the execution of the Agreement.

Item 2.03	Direct Financial Obligation

The Company is obligated to pay a total of $24,900 to the Production Company in two installments following execution of the Agreement. Within 30 days of executing the Agreement, half of the Fee is due and the other half is due within 60 days of execution of the Agreement. Reference is made to Item 1.01 of this Current Report filed with the Commission on Form 8-K.

Exhibit No.	Description

10.1	Participation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 19, 2018

EARTH SCIENCE TECH CORPORATION

By:	/s/Nickolas S. Tabraue
Name:	Nickolas S. Tabraue
Title:	President